Exhibit 99.2

FOR IMMEDIATE RELEASE

Global Net Lease Confirms Listing on the NYSE

New York, New York, June 1, 2015 – Global Net Lease, Inc. (“GNL”) (formerly known as American Realty Capital Global Trust, Inc.) announced that tomorrow, consistent with its most recent announcement, it will list its common stock on the New York Stock Exchange (“NYSE”) under the symbol “GNL.”

GNL has built a portfolio of over 300 properties aggregating approximately 16.5 million square feet across the U.S. and Europe consistent with its corporate sale-leaseback strategy.

As previously announced, GNL intends to launch a tender offer in conjunction with the listing to purchase up to $125 million of its shares of common stock at $10.50 per share.

Completion of the listing is contingent on GNL’s continued compliance with all applicable listing standards on the date it begins trading on the NYSE. There can be no assurance that GNL’s shares of common stock will be listed on the NYSE.

Pre-Commencement Communications

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to stockholders promptly following commencement of the tender offer. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by GNL with the SEC at the Commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, free of charge, from GNL when the materials become available.

About Global Net Lease, Inc.

Global Net Lease, Inc. is a Maryland real estate investment trust (REIT) focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across Western Europe and the United States. Starting tomorrow, additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K filed on April 3, 2015. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Andrew G. Backman Managing Director Investor & Public Relations abackman@arlcap.com Ph: (917-475-2135)	Scott J. Bowman Chief Executive Officer Global Net Lease, Inc. sbowman@arlcap.com Ph: (917-475-2216)